Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION
Aspect Medical Systems International B.V.	The Netherlands
Aspect Medical Systems UK Limited	United Kingdom